Exhibit 4.23

WORKING CAPITAL PROVISION AGREEMENT

BETWEEN

WANG HUIMIN

ZHU XIAOXIA

AND

WOWO LIMITED

DATED APRIL 20, 2015

This Agreement (this “Agreement”) is signed as of April 20, 2015 by and between:

(1)	WANG Huimin and Zhu Xiaoxia, each of whom is a major shareholder of WOWO LIMITED (collectively, the “Major Shareholders”); and

(2)	WOWO LIMITED, a limited liability company incorporated under the laws of Cayman Islands, with its registered address at SCOTIA CENTRE, 4TH FLOOR, P.O. BOX 2804, GEORGE TOWN, GRAND CAYMAN KY1-1112, CAYMAN ISLANDS (hereinafter referred to as the “Company”);

The Major Shareholders and WOWO LIMITED shall hereinafter be collectively referred to as the “Parties” and individually referred to as a “Party”.

WHEREAS:

(1)	The Major Shareholders agree to provide funds necessary for the Company’s sustainable operation; and

(3)	The Company agrees to accept the funds provided by The Major Shareholders for the purpose of its sustainable operation.

Therefore, the following terms and conditions are hereby agreed in relation to The Major Shareholders’ provision of funds necessary for the Company’s sustainable operation:

1.	DEFINITION

1.1	Unless otherwise interpreted herein, the following terms shall have the following meanings in this Agreement.

1.1.1	This “Agreement” means this Agreement.

1.1.2	“Working days” refer to those days other than the legal holidays and public holidays.

1.1.3	“China” refers to the People’s Republic of China.

2.	FUNDS PROVISION

2.1	If the capital of each of the Company and its subsidiaries, variable interest entities and the subsidiaries of such variable interest entities is unable to maintain its ongoing operation with own funds, the Major Shareholders will provide to the Company the funds necessary for its sustainable operation.

2.2	The funds shall be provided in cash by the Major Shareholders as equity investment in the Company.

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2.3	The term of Funds provision is from the date of this Agreement to December 31, 2017.

3.	GUARANTEE

3.1	The Major Shareholders agres to provide the following assets to guaranty the funds provision obligation under Clause 2 hereof:

3.1.1	The 34.59% equity interests in Shanghai MIN Group Co., Ltd. (a Hong Kong listed company) held by WANG Huimin through Value Boost Limited; and

3.1.2	The 67.803% equity interests in Zhejiang Sunward Fishery Group Co., Ltd. held by Zhu Xiaoxia.

3.2	If The Major Shareholders refuse to perform his obligation hereunder, the Company shall have the right to exercise its guarantee rights over the assets provided hereunder.

4.	CONFIDENTIALITY

4.1	No Party may (i) disclose to any third party the confidential information of the other Party obtained through this Agreement, or (ii) make any profit with the confidential information hereof.

4.2	The Parties acknowledge and confirm that (i) any oral or written information exchanged by the Parties in connection with this Agreement is confidential information; (ii) due to this Agreement and the arrangement hereunder, the Parties are likely to obtain or access the confidential information of the other Party. The Parties shall keep all information in confidence and, without written consent from the other Party, shall not disclose to any third party any relevant information, except for the following information: (a) the information known or to be known by the public not by unauthorized disclosure to the public by the Party receiving the information); (b) the information disclosed required by applicable laws or regulations; or (c) any information needed to be disclosed by any Party to its legal or financial advisors in connection with the contemplated transaction hereunder, provided that such legal or financial advisors shall comply with the confidentiality obligations similar with this provision. If any employee or entity engaged by any Party make disclosure of any confidential information, it shall be deemed as a disclosure made by such Party and such Party shall be held liable for breach of its liabilities pursuant to this Agreement. This provision shall survive after this Agreement is terminated for any reason.

5.	BREACH

5.1	The Parties shall strictly abide by the provisions hereof. In the event of any breach by one Party, the non-breaching Party shall issue a notice requesting the breaching Party to rectify the breach within 30 days as of its knowledge of the breach and the breaching Party shall rectify the breach within 30 days upon the receipt of the notice. If the breaching Party refuses to rectify the breach, it shall be deemed as a material breach.

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5.2	If any of the Major Shareholders breach and refuse to rectify such breach, the Company shall have the right to request such Major Shareholder to pay 30% of the difference between the estimated working capital necessary for the Company’s sustainable operation and the working capital paid by the Major Shareholders during the term hereof as the liquidated damage.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

6.2	Any dispute arising from interpretation and performance of this Agreement shall be first resolved by the Parties through friendly negotiation. If any dispute is not resolved within 30 days after one Party issues a written notice to the other Party requesting negotiation, any Party may submit the dispute to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then effective. The arbitration shall take place in Beijing and the arbitration language shall be Chinese. The arbitration award shall be final and binding upon both Parties.

7.	MISCELLANEOUS.

7.1	If any one or more provisions hereof are held as invalid, illegal or unenforceable in any aspect under any law or regulation, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any aspect. The Parties shall, through the negotiation in good faith, replace those invalid, illegal or unenforceable provisions with valid provisions to the greatest extent permitted by laws and expected by the Parties, the economic effect of which shall be substantially identical to that produced by those invalid, illegal or unenforceable provisions.

7.2	The Parties may modify and supplement this Agreement in writing. Any modification and/or supplemental agreement made by the Parties to this Agreement shall be an integral part of this Agreement and shall have the same legal effect with this Agreement.

7.3	All titles and headings used herein are only for convenience of reference , and shall not be used to construe or interpret this Agreement. Unless otherwise provided, the sections referred to herein shall mean the applicable section of this Agreement.

[The Below is Intentionally Left Blank.]

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[Signature Page]

IN WITNESS WHEREOF, the Major Shareholders and the Company have executed this Agreement as of the date first written above.

Company:        WOWO LIMITED

By:	/s/ ZHU Xiaoxia
Name: ZHU Xiaoxia
Title: Director

Major Shareholders

/s/ WANG Huimin

/s/ ZHU Xiaoxia

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LETTER OF COMMITMENT

The undersigned, WANG Huimin, ID number of 310106195603020828;

The undersigned, ZHU Xiaoxia, ID number of 330203197101230023

Regarding the foreign debt registration potentially required by any government agency in connection with the debt between WoWo Limited and variable interest entities including without limitation JMU (Hong Kong) Investment Co., Ltd., on one hand, and the entities directly or indirectly controlled by Xu Maodong, each of the under Undersigned hereby commits that:

If WoWo Limited or any variable interest entity including without limitation JMU (Hong Kong) Investment Co., Ltd. is subject to any fine or administrative penalty or economic consequence as a result of failure to complete foreign debt registration or failure to complete such registration within the required period, the undersigned will unconditionally and irrevocably be responsible for such entire fine, administrative penalty or economic consequence, and will indemnify in cash WoWo Limited, any variable interest entity including without limitation JMU (Hong Kong) Investment Co., Ltd., or any of their respective directors, shareholders or employees.

By:	/s/ WANG Huimin
/s/ ZHU Xiaoxia

Dated April 20, 2016

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